Exhibit 99.1

Press Release	Source: Inverness Medical Innovations, Inc.

Inverness Medical Innovations, Inc. Acquires Certain Assets From Abbott Laboratories’ Rapid Diagnostics Business

Wednesday October 1, 8:04 am ET

Purchase Allows Inverness to Strengthen its Position In the Rapid Diagnostics Market

Conference Call Scheduled for 12 Noon. EDT October 1, 2003 To Discuss the Acquisition

WALTHAM, Mass., Oct. 1 /PRNewswire-FirstCall/ — Inverness Medical Innovations, Inc. (Amex: IMA - News), a leading provider of consumer healthcare and professional diagnostics products, and developer of advanced medical devices, announced today that it has acquired certain assets from Abbott Laboratories’ rapid diagnostics business, excluding the Determine® products.

Under the terms of the agreement, Inverness has acquired assets related to the Fact plus® pregnancy test and the Abbott TestPack®, Abbott TestPack plus® and Signify® lines of rapid diagnostics for various testing needs, including strep throat, pregnancy and drugs of abuse. The assets also included certain transferred and licensed intellectual property related to the products.  Abbott will provide transitional services, including limited manufacturing, for up to 18 months. Abbott will also retain exclusive distribution rights for TestPack and Signify in the U.S., except physician office laboratories currently served by PSS World Medical. Outside the U.S., Inverness and Abbott have agreed to a distribution arrangement for TestPack and Signify. For Fact plus, Inverness will immediately assume worldwide distribution of these tests.  Under the terms of the agreement, Inverness paid Abbott $55 million in cash and issued 1,550,933 shares of common stock for an aggregate purchase price of $92.5 million. The shares of common stock were issued in a private placement and Inverness has agreed to register the shares for resale. Inverness financed the cash portion of the purchase price by amending and restating its current senior credit facilities, whereby the aggregate amount of the senior credit facilities was increased to $135 million from $70 million.

“The addition of Abbott’s Fact plus® pregnancy test and the Abbott TestPack®, Abbott TestPack plus® and Signify® lines of rapid diagnostics tests is a continuation of our efforts to expand in the field of rapid diagnostics,” said Ron Zwanziger, CEO of Inverness Medical Innovations. “We expect to benefit from product and distribution synergies with our current rapid diagnostics business.”

The Company also announced that it will host a conference call today, October 1, 2003, beginning at 12 Noon (Eastern Daylight Time) today to discuss the acquisition. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously. The conference call can be accessed by dialing 877-826-1579 (domestic and international), or via a link on the Inverness website at www.invernessmedical.com or at www.calleci.com. A replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 4214789. The replay will be available until 12:00 midnight Eastern Time on October 03, 2003. An on demand webcast of the call will be available at the Inverness website two hours after the end of the call and will be accessible for thirty days through October 31, 2003.

Inverness was advised in the transactions by Covington Associates and Goodwin Procter LLP of Boston, Massachusetts.

Inverness Medical Innovations is a leading provider of women’s health and other consumer and point-of-care health products and developer of advanced technologies for both the consumer and professional diagnostic marketplaces. Inverness is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women’s health and cardiology. Inverness is headquartered in Waltham, Massachusetts. For more information about Inverness Medical Innovations, please visit the company’s website at www.invernessmedical.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially due to numerous factors, including without limitation, the operational integration and the achievement of the related synergies associated with the acquisition and any past or future acquisition transactions and other risks generally associated with such transactions, the effect of domestic and foreign healthcare regulatory efforts, the effect and cost of litigation related to our intellectual property and our products technological advancements and patents attained by competitors, demand for and the potential market acceptance of Inverness’ current or future products, the intensely competitive environment in Inverness’ markets which could reduce market share or limit the ability to increase market share, the efficacy and safety of products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, the ability to manufacture sufficient quantities of product for development and commercialization activities, the ability to successfully develop and commercialize products, the effect of any operational and financial covenants within the terms of Inverness’ borrowings, and the risks and uncertainties described in Inverness Medical Innovations’ periodic reports filed with the Securities and Exchange Commission under the federal securities laws including its Annual Report on Form 10-K for the year-ended December 31, 2002. Inverness undertakes no obligation to update any forward-looking statements.